Exhibit 99.2
                       3Q 2003 EARNINGS CONFERENCE CALL
                 Remarks of Thomas O. Ryder, Chairman and CEO
                                April 25, 2003


      Good morning.

      We have just completed a very tough quarter. Actually, another in a series.

      Business was soft just about everywhere, especially overseas, where we struggled in weak economies in most of the markets where we operate.

      Frankly, I don't expect things to get a lot better in the next quarter. I will tell you more about that in a minute.

      First, I want to mention some news that we made the other day, because I think it is significant.

      We announced that next year, U.S. Reader's Digest magazine will generate all subscriptions without the use of sweepstakes. The resulting subscription base will be 10 million from the current 11 million. And, we believe we can sustain this circulation at 10 million for at least a 5-year period.

      This represents an important milestone for Reader's Digest, and a dramatic evolution of our U.S. business.

      Since the day I came here, our number one strategic objective has been to fix the magazine. The editorial transformation has been nothing short of remarkable. But even as we changed the content, we also had to re-invent the way we sell subscriptions. A magazine that was 100 percent sold via sweepstakes promotions in 1998 is now virtually 100 percent non-sweepstakes.

      The magazine you read today is more vital and relevant. With our new circulation plan, it will also represent a more profitable, stable business.

      The heart of the plan is that Reader's Digest is bringing in new and more loyal customers. We are also reaching other customers through our acquisitions - 20 million from Books Are Fun, and 32 million more from Reiman Publications. Some of these new customers are broadening their relationships with us. For example, since the acquisition, about a quarter million Reiman customers have already become Reader's Digest magazine subscribers. Almost all of these customer bases are sweepstakes free and they represent a very wide spectrum of age groups.

      So, while we are changing the foundations of our business, will we ever see this in our EPS? The answer is yes. However, it is going to take a while longer. Despite the soft quarter, Books Are Fun and Reiman are performing well, as is QSP. For that matter, other parts of the U.S. business are also showing signs of resurgence. But much of the core business is still having trouble, especially outside of the United States. So, we still have lots of work to do.

      In today's call, we are going to focus on International. Based on the recommendation of one of our major shareholders, we are going to devote more time in these quarterly calls to our individual businesses. This morning, you will hear from Tom Gardner, our International president.

      First, some notes about the quarter.

      One of the few bright spots was free cash flow. We generated $60 million in free cash versus $33 million in the year-ago period. We did a better job managing our working capital, and of course we had Reiman this quarter.

      Total company revenues grew 4 percent to $563 million in the third quarter, up from $542 million a year ago. Reiman added $74 million in the quarter, and was relatively strong in a tough market.

      We had segment operating profit of $13 million, versus $22 million last year. This excludes a restructuring charge of $16 million related to cutting overheads, primarily reductions of approximately 200 jobs in Europe, Asia-Latin America, and is U.S.-based support functions.

      EBITDA was $29 million in the quarter vs. $30 million a year ago.

      Adjusted EPS was $0.03 in the quarter. This was in the range of our previous guidance, and compares with EPS of $0.16 a year ago.

      Now let's talk about the businesses.

      Much like in the first half, we had improved year-over-year comparisons in parts of the U.S. business, offset by declines in the international business.

      Operating profit for U.S. BHE improved by $7 million on 36 percent lower revenue.

      We achieved this profit improvement by reducing operating and overhead costs, but we also had stronger mail campaign performance versus the year-ago period. Most mailings in the quarter were at forecast levels. A few were well above plan. Our health affinity mailings continued to perform better than expected, which is encouraging because they are all non-sweeps.

      We are seeing real signs that we can build elements of a new BHE business aimed at new Reader's Digest and Reiman customers without the use of sweepstakes. And, at Books Are Fun customers without the use of direct mail.

      Areas of growth include Trade, Young Families, Financial Services, Health and Reiman. In Trade, for example, we have sold the Disney Princess Movie Theater, a product we created under license from Disney, in 10 countries and seven languages. It's a combination book and miniature movie theatre and we have a patent pending on it. We will sell 500,000 units in the first year with prospects for a long life. The standard retail price is $24.95. And, we have a number of new variations under development. Some 200,000 of the units will be sold through Books Are Fun.

      In the synergy department, we will soon market two Reader's Digest products to Reiman customers, Wings of a Dove, a music collection, and How to do Just About Anything on a Computer, a best selling book. These will be offered in the fourth quarter and in Fiscal 2004, respectively. These are the first rollouts from our initial series of marketing tests with Reiman last fall. There will be more.

      Books Are Fun was down this quarter, interrupting its long torrid streak. Revenues were off 7 percent and profits were $3 million lower than last year's quarter. There were some special circumstances. Sales events were up, but event averages were down, mainly because of school and office closings due to bad weather. The cumulative effect was the loss of about two sales weeks. At least as big was the absence of the Easter selling season, which fell in the fourth quarter this year instead of the third. Easter finally arrived, and Books Are Fun is off to a good start in the fourth quarter.

      Results for QSP were also soft in the quarter, as the economy and increased competition in schools led to lower magazine and gift subscription volume. Easter was also a factor. As a result, revenues were off 1 percent, while operating profits were down $4 million.

      The main focus for QSP remains adding new salespeople to drive penetration into new schools and fundraising categories. During the quarter, we continued to invest in this important initiative.

      Revenues at U.S. Reader's Digest magazine were off 11 percent on lower advertising and circulation sales. The advertising climate has been brutal. We sold 11 percent fewer pages in the quarter.

      However, revenues were up at our special interest publications Selecciones, Reader's Digest Large Print, and The Family Handyman. We announced plans to increase the rate base from 275 to 325 thousand at Selecciones and from 500 to 550 thousand at Reader's Digest Large Print. Strategically, Large Print and Selecciones are market-specific extensions of the Reader's Digest franchise. They are part of our effort to revitalize the magazine and that strategy is working. Together, the three editions now sell almost 12 million copies and reach 47 million U.S. readers. None use sweeps.

      In addition, we added close to $2 million in revenues in the quarter from our new-product initiatives RD Specials and ChangeOne. In the near term, these revenues came at a cost in light of the up-front investment, but they have both done better than expectations and have promising profit potential. RD Specials in the past quarter was the 24th best selling magazine product at Walmart stores. That's an exceptional performance for any product, but especially for a new one.

      Reiman generated $74 million in revenues, 14 million in EBITDA and $6 million in operating profits for the quarter. Revenues were up 1 percent vs. a year ago, driven by an increase in book sales, although this was offset by lower country store and tour program revenues. Tours are not a big seller in times of war.

      Reiman so far has been almost exactly what we expected - a solid, consistent performer. But the real focus here has been the successful testing of numerous cross-selling opportunities that offer much promise.

      In the first year, we have identified significant "winners" ranging from the magazines as a source of new subscribers, to cross-selling books to each other's files, to new products. We already have six Reiman-inspired ideas that we have tested in various international markets and will introduce in some of those markets in FY'04. Expect year two to be even more productive in terms of the synergy potential to be realized.

      The key driver for our results this quarter was International Businesses. Operating profits fell by $11 million. Revenues declined 5 percent to $236 million. Almost every market was down.

      The only markets with higher operating profits were Poland, Russia and Asia. Tom Gardner will tell you more.

      To restore and maintain margins, we have developed a program to eliminate at least $70 million in fixed costs company wide, but primarily overseas, over the next two years. At the same time, we will address variable costs by eliminating or scaling back unprofitable and marginally profitable mailings, product lines, businesses and territories. We expect that the company will see the beginning of savings this year. However, almost all of the favorable impact will occur in Fiscal 2004 and 2005.

      As a result, reduced activity levels will lower profits in the near term faster than the offsetting cost reductions. Therefore, we expect earnings to be in the range of $0.05 to $0.10 in the fourth quarter. Free cash flow forecasts will not be affected and cash will continue to be strong despite lower revenues.

      Now, I would like to introduce Tom Gardner to tell you more about our International Businesses.

      Tom recently was named President, International, responsible for all of our businesses outside of North America. He hit the ground running and has been moving quickly to mobilize our international businesses and address their issues.

      Previously, he led our North America BHE group and was the prime architect of the aggressive turnaround program that is now producing results for that division.

      Please welcome Tom Gardner...


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